[LETTERHEAD OF RUBIN BAUM LEVIN CONSTANT & FRIEDMAN]

                                December 30, 1997

Frank R. Cohen, Esq.
Cohen & Cohen
445 Park Avenue - 15th Floor
New York, New York 10022

            Re: Semiconductor Laser International Corporation ("SLI")

Dear Frank:

      It has been agreed with you by letter dated October 27, 1997, on behalf of the investors of State Street Securities, Inc. who participated in the private placement of Series A Preferred Stock of SLI that such investors would have a 90-day option commencing December 11, 1997 to purchase up to 1,000,000 shares of SLI common stock at a price of $1.75 per share. Such shares were not to be registered but would have piggy back registration rights.

      In lieu of such agreement, based upon the mutual benefit of the parties, it has been agreed that:

      (i) the price per share of the option will be reduced to $.75 per share of which $.70 per share shall be net to SLI;

      (ii) the option shall expire on the earlier of the date previously provided or ten days after the pending S-3 Registration Statement of SLI covering the shares into which the Series A Preferred Stock is convertible is declared effective; and

      (iii) the shares underlying the option shall have no registration rights.

RUBIN BAUM LEVIN CONSTANT & FRIEDMAN

Frank R. Cohen, Esq.
December 30, 1997
Page 2

      Will you please acknowledge the terms of this agreement on behalf of your clients by signing in the space indicated below and return it to me.

                                                Sincerely,


                                                Walter M. Epstein

WME:rrm

The undersigned on behalf of
Investors of State Street Securities, Inc.
hereby agrees to and acknowledges the terms of this letter:


By:
   ---------------------------------------
              Frank R. Cohen

The undersigned on behalf of Semiconductor Laser
International Corporation hereby agrees to and acknowledges the terms of this letter.


By:
   ---------------------------------------
            Geoffrey T. Burnham

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